Exhibit 23.1

LurieLLP.com O/612.377.4404 F/612.377.1325

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 24, 2017, except for “The Offering” in Note 14, as to which the date is March 7, 2017, and “Going Concern” in Note 1 as to which the date is March 31, 2017, relating to the consolidated financial statements of Digiliti Money Group, Inc. and Subsidiary (formerly, Cachet Financial Solutions, Inc. (the “Company”)) as of and for the years ended December 31, 2016 and 2015, which appears in the Current Report on Form 8-K dated March 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Lurie, LLP
Lurie, LLP

Minneapolis, Minnesota

April 26, 2017

2501 Wayzata Boulevard • Minneapolis, MN 55405